Exhibit (p.2)

Personal Trading Policy

September 2025

Version 12

MFG

Personal Trading Policy

Document Governance
Document type	Policy
Purpose	This Policy governs personal account trading of Access Persons and is part of Magellan’s Conflicts Management Framework ensuring that the interests of our clients and shareholders are protected at all times.
Scope	Group wide employees of MFG, excluding employees of Frontier Partners Inc and Magellan Investment Partners (UK) Limited
Approver	MFG Board of Directors
Effective date	1 5 September 2025
Accountable Executive	Chief Risk Officer
Document owner	Risk and Compliance Director
Review frequency	Annual
Reason for last review	Removal of Magellan Funds from pre-clearance requirements for non-Investment team staff. Clarification of 30 day minimum holding period for non-Magellan securities. Addition of consequences framework.

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Personal Trading Policy

1.	Introduction and scope	5
1.1	Regulatory background	5
2.	Application of this policy to non-executive directors	5
3.	General principles	5
4.	Definition of key terms	6
5.	Compliance with laws and regulations	8
6.	Conflicts of interest	8
6.1	Conflicts among client interests	8
6.2	Competing with client trades	8
6.3	Other potential conflicts	9
7.	Market misconduct (insider trading)	9
8.	Personal securities transactions	9
8.1	Account disclosure (covered securities accounts)	9
8.2	Initial holdings disclosure requirements	10
8.3	Pre-clearance requirements for all covered securities	10
8.4	Consent windows	10
8.5	Transaction confirmations	11
8.6	Transactions not subject to pre-clearance	11
8.7	Prohibited or restricted transactions	11
8.8	Additional restrictions	12
8.9	Airlie portfolio securities	12
8.10	Margin loans over MFG securities	12
8.11	Discretionary managed accounts	12
8.12	Trading in Managed Investment Schemes	12
8.13	Blackout Periods	13
8.14	Minimum holding periods	13
9.	Reporting requirements	13
9.1	Quarterly transactions attestation	13
9.2	Annual holdings attestation	14
10.	Confidentiality	14
11.	Policy Compliance	14
12.	Exemptions to this policy	14
13.	Form ADV disclosure	14
14.	Periodic review	14
15.	Record keeping	14

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Annexure A – Covered securities guidance table	16

Annexure B – Manual pre-clearance approval request form	17

Annexure C – Blackout periods: MFG and MFF	18

Annexure D – Personal trading policy – Breach consequences framework	19

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Personal Trading Policy

1.	Introduction and scope

This policy governs the personal trading of Covered Securities, including Magellan Funds, and MFG Securities, by all ‘Access Persons’ (see definition below) of Magellan Asset Management Limited (“MAM”) and Magellan Financial Group Ltd (“MFG”). It should be read in conjunction with Magellan’s other related policies, including:

•	the Code of Ethics;

•	Conflicts of Interest Policy;

•	Gifts, Benefits and Entertainment Policy;

•	Insider Trading and Market Misconduct Policy; and

•	Political Contributions Policy.

The ability of Access Persons to trade on personal account is a privilege. The boards of MFG and MAM have zero tolerance for non-compliance with this Policy. Violations of this Policy are treated very seriously and will be dealt with in accordance with the Consequences Framework – see section 13 - Policy Compliance below.

Any questions about this Policy should be raised with the Chief Risk Officer (“CRO”) or a member of Risk and Compliance.

1.1	Regulatory background

As an Australian licensed financial services firm, MAM is required to comply with all regulatory and licence obligations. In addition, MAM is required to comply with certain rules as a registered investment adviser with the U.S. Securities and Exchange Commission.

Protecting and preserving the reputation of Magellan, its Access Persons, clients and investors is of utmost importance to Magellan. Reputation can be adversely affected by your personal trading activities if they are deemed illegal, or actual or perceived conflicts of interest arise.

Under U.S. regulations, Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 of the Investment Advisers Act 1940 (“Advisers Act”), require every adviser and sub-adviser to a mutual fund and every registered investment adviser (under the Advisers Act) to adopt a written Personal Training Policy. In the U.S. this is termed a Code of Ethics Policy. The Policy is to contain provisions reasonably designed to prevent Access Persons from engaging in any conduct prohibited by the rules.

This Policy applies to all Access Persons and prohibits fraudulent, deceitful or manipulative practices in connection with the purchase or sale of any security.

2.	Application of this policy to non-executive directors

Magellan’s Non-executive directors are not Access Persons and are not subject to this Policy except for the requirement to pre-clear trades in MFG Securities and units in funds for which Magellan acts as responsible entity, as set out in Section 8.12.

Non-executive directors are also required to comply with MFG’s Trading Policy in relation to trading MFG Securities and comply with the Securities Laws applicable to any of the financial markets in which they transact, both locally and overseas.

3.	General principles

As an Access Person, you must place the interests of Magellan’s clients first and avoid transactions, activities and relationships that interfere or might appear to interfere with making decisions in the best interests of Magellan’s clients (more commonly known as a ‘conflict of interest’).

The general principles of this Personal Trading Policy are:

•	the fiduciary duty to place the interests of clients first at all times;

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•	the requirement that all personal Securities Transactions be conducted in such a manner as to be consistent with this Policy and avoid any actual or potential conflict of interest;

•	Magellan personnel should not take inappropriate advantage of their positions;

•	the fiduciary principle that information concerning the security holdings and financial circumstances of clients is confidential; and

•	the principle that independence in the investment decision-making process is paramount.

Your personal trading is subject to monitoring by Magellan. Magellan will determine on a case by case basis what remedial action should be taken in response to any violation. This may include requiring you to void or reverse a Transaction (the cost of which may be borne by you or the owner of the account), sending you a censure memorandum reminding you of your responsibilities, limiting your personal trading for a period of time or the cessation of your employment.

4.	Definition of key terms

Term	Definition
Access Person	• Executive directors of MFG and MAM; • any employee of Magellan within Australia and New Zealand; • contractors, consultants, workers or interns of Magellan as determined by the CRO (or delegate).
Airlie Funds	means any listed or unlisted, registered or unregistered scheme or mandate for which MAM trading as Airlie Funds Management acts as responsible entity or trustee and investment manager.
Beneficiary

any person who has the opportunity, directly or indirectly, to profit or share in any gains derived from Transactions in Covered Securities. As a guide, Covered Securities accounts in which you are likely to be deemed to have a beneficial ownership interest include accounts held by immediate family members with whom you share the same household (a family member will be deemed to share the same household if they reside with you for 6 months out of any 12 month period).

Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law and children-in-law (including adoptive relationships).

Covered Securities	means, shares, units, derivatives (including options, futures, CFDs), fixed interests, debentures (including convertible notes), indices, commodities, forward foreign exchange, MFG Securities, Magellan or Airlie Funds (for the investment teams (including Trading) and directors only), the MFG US mutual funds where Magellan is sub-adviser, limited partnerships, private placements and any other security or interest, of any company, trust or other organization. Covered Securities do not include direct obligations of the Australian and U.S. Government, bank certificates of deposit or cash, commercial paper, shares issued by money market funds, units in non-Magellan exchange traded funds, units in non-Magellan managed investment schemes or shares in non-Magellan mutual funds.

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Discretionary Managed Account	means a Covered Securities account that is managed on a discretionary basis by an external manager, investment adviser or trustee, where you do not exercise direct or indirect investment control or influence over the investment decisions.
Inside Information[1]	means information that:
	a)	is not generally available; and
	b)	if the information were generally available, a reasonable person would expect it to have a material effect on the price or value of the securities the information relates to. Employees should refer to the Insider Trading and Market Misconduct Policy for the full definition of Inside Information.
Investment Committee Securities	‘Investment Committee Securities’ means any security which has been deemed ‘Investment Grade’ by Magellan’s Investment Committees and has been added to the list of approved securities.
Investment Committee Securities List	means the current list of Investment Committee Securities.
Magellan	means Magellan Asset Management Limited, Magellan Financial Group Ltd (ASX Code: “MFG”) and its other Australian subsidiaries (collectively “Magellan”).
Magellan Funds	means any listed or unlisted, registered or unregistered fund or scheme for which Magellan acts as a responsible entity or trustee and investment manager, excluding the Vinva Funds.
MFG Securities	means any security issued by Magellan Financial Group Ltd (“MFG”).
Margin Lending or Margin Loan	is an arrangement whereby a lender provides a loan for the purposes of investing in securities and those securities are used as collateral by the lender.
MFF	means MFF Capital Investments Limited. Magellan provides trade execution and corporate administration services to MFF.
Non-Magellan Funds	means any managed fund, whether exchange traded or not, where Magellan does not act as Responsible Entity, trustee or investment manager.
Portfolio Securities	means any securities held by the investment portfolios of the Magellan Global Equities or Global Listed Infrastructure Funds or Airlie Funds, MFF or held in Magellan or Airlie’s investment mandate accounts.
Pre-clear or pre-clearance	means requesting consent from Magellan to purchase or sell a Covered Security.
Research Embargo Securities	means any securities covered by Magellan’s Global Equities investment research team which are not Investment Committee Securities.

1 This is the Australian definition of Inside Information as prescribed in Sect 1042A of the Corporations Act 2001. This definition will differ for Transactions in foreign jurisdictions. Please contact Magellan’s Risk and Compliance team should you have questions regarding Inside Information in jurisdictions other than Australia.

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Research Embargo List	means the list of Research Embargo Securities maintained by the Global Equities and Global Listed Infrastructure investment teams. Amendments to the list are advised to the Risk and Compliance team on a monthly basis, or as required, by a Portfolio Manager or their delegate.
Securities Transaction(s)	means a purchase, sale, or any other type of acquisition or disposition of a Covered Security.
Transaction	includes subscribing for, purchasing, acquiring, gifting, selling or disposing of Covered Securities or entering into an agreement to do any of these.
Trading Day	means any day where a Covered Security is able to be transacted in the relevant market or jurisdiction.
Vinva Funds	means the Vinva Global Equity Fund, the Vinva Global Alpha Extension Fund, the Vinva Australian Equity Fund and the Vinva Australian Alpha Extension Fund for which Magellan acts as a responsible entity.

5.	Compliance with laws and regulations

Access Persons are required to comply with applicable Australian Corporations Law and U.S. Federal Securities Laws. In accordance with this requirement, and in connection with the purchase or sale of a Covered Security (directly or indirectly) held by a client, or to be acquired, Access Persons are not permitted to:

•	defraud the client in any manner;

•	mislead the client, including making a statement that omits material facts;

•	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such a client;

•	engage in any manipulative practice with respects to such a client; or

•	engage in any manipulative practice with respects to securities, including price manipulation.

6.	Conflicts of interest

As a fiduciary, Magellan has a duty of care, loyalty, honesty and good faith to act in the best interest of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respects to any client. The following summarises the conflicts specific to this Policy:

6.1	Conflicts among client interests

Conflicts of interest may arise where Magellan or Access Persons have reason to favour the interests of one client over another client. This Policy prohibits inappropriate favouritism of one client over another client that would constitute a breach of fiduciary duty.

6.2	Competing with client trades

This Policy prohibits Access Persons from using knowledge about pending or currently considered transactions in Portfolio Securities to profit personally, directly or indirectly as a result of such transactions, including by purchasing or selling such securities.

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6.3	Other potential conflicts

a)	Disclosure of personal interest — this Policy prohibits investment personnel from recommending, implementing or considering any securities for a client or fund account without having disclosed any material ownership[2], business or personal relationship, or other material interest in the issuer or its affiliates to the CRO (or delegate). Should the CRO (or delegate) deem the disclosed interest to be material, the person may not participate in any decision-making process of the Investment Committee regarding the securities of that issuer.

b)	Research analysts — if a research analyst has a material interest in the issuer, Magellan may (but is not obligated to) assign a different analyst to cover the issuer.

c)	Referrals/Brokerage — Access Persons are required to act in the best interests of Magellan’s clients regarding execution and other costs paid by clients for brokerage services. Applicable employees are to strictly adhere to Magellan’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars).

d)	Vendors and suppliers — Access Persons must disclose any personal investment or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Access Persons with such interests are generally prohibited from negotiating or making decisions regarding Magellan’s business with those companies.

7.	Market misconduct (insider trading)

You must comply with the Securities Laws applicable to any of the financial markets in which you transact in, both locally and overseas.

You must comply with Magellan’s Insider Trading and Market Misconduct Policy at all times. You must notify the CRO (or delegate) immediately if you receive or expect to receive Inside Information about securities. The CRO (or delegate) will determine the restrictions, if any, that will apply to your communications and business activities while in possession of that information. Your personal trading may be restricted and other measures taken to quarantine the Inside Information.

As part of the pre-clearance approval process in Orion, you are attesting that you are not in possession of Inside Information and adhere to other provisions of the Insider Trading and Market Misconduct Policy.

8.	Personal securities transactions

8.1	Account disclosure (covered securities accounts)

Access Persons must disclose in Orion details of all broker and other investment accounts through which Covered Securities are dealt (this includes private investments, trusts or self-managed super funds), where the Access Person:

a)	is a Beneficiary; or

b)	exercises direct or indirect influence or control over investment decisions.

For example, this can include accounts for spouses or financially dependent children, where influence or control and a knowledge of underlying investment activities can be assumed to exist.

If you are uncertain on whether you should be disclosing an account (and the Covered Securities held within it), please raise this with a member of Risk and Compliance who will be able to make a determination based on the information you provide. The CRO (or delegate) reserves the right to make a final determination on whether a particular account requires disclosure.

The CRO may require you to make periodic attestations affirming that you are not exercising direct or indirect influence or control over an undisclosed account.

2 Material ownership is 5% or greater of the shares outstanding of the issuer/company

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8.2	Initial holdings disclosure requirements

Within 10 business days of your employment at Magellan, Access Persons must provide a list of their Covered Securities accounts and a list of holdings in Covered Securities in those accounts by providing broker statements (or equivalent) to the Risk and Compliance Team. The information must be dated no more than 45 calendar days prior to the date that you became an Access Person.

Magellan recognises that you may have pre-existing holdings of Covered Securities that are prohibited or restricted. This Policy does not require you to liquidate pre-existing holdings, however, all future Transactions must follow Magellan’s pre-clearance requirements.

As stipulated in the Code of Ethics, Access Persons are also required to complete a Register of Interests within 10 business days of their employment at Magellan. The Register captures all external corporate and business interests you hold and which could potentially pose a conflict of interest with Magellan, its clients or other stakeholders.

8.3	Pre-clearance requirements for all covered securities

Access Persons are required to pre-clear the trading of Covered Securities. Access Persons must submit a pre-clearance request in Orion and receive an approval (which is provided via email) before undertaking any transactions in Covered Securities, including:

•	purchases,

•	sales,

•	option exercises,

•	initial public offerings (“IPOs”) - It is a requirement under U.S. regulations that Access Persons pre-clear all Securities Transactions in IPOs. Under this Policy, Access Persons are required to pre-clear all Securities Transactions in IPOs.

•	limited or private offerings - It is a requirement under U.S. regulations that Access Persons pre-clear all Securities Transactions in limited or private offerings. Under this Policy, Access Persons are required to pre-clear all limited or private offerings.

Non-executive directors are required to pre-clear transactions in MFG Securities and funds where Magellan acts as responsible entity, as set out in Section 8.12, by sending an email to risk.compliance@magellangroup.com.au.

Where Orion is unavailable, a manual pre-clearance approval request form (which is attached in Annexure B) should be emailed (risk.compliance@magellangroup.com.au) or a hard copy provided to Risk and Compliance.

8.4	Consent windows

Following receipt of pre-clearance approval, you may transact within the “Consent Window”, being:

•	On the business day of receiving the approval to Transact in:

-	securities of MFG; or,

-	a Covered Security on the Investment Committee Securities List3; or,

-	an Airlie Portfolio Security4; and,

•	within five (5) business days (inclusive of the day of approval) after receiving the approval to Transact in other Covered Securities.

In the event the proposed Transaction does not take place within the relevant consent window, you are required to submit a new pre-clearance request. Care must be taken when placing limit orders so that your trade is transacted during the consent window and it is your responsibility to ensure trades are conducted in compliance with the consent windows.

3 Access Persons are only permitted to transact in securities on the Investment Committee Securities List that are NOT Portfolio Securities.

4 Airlie Investment Team members are not generally permitted to transact in Airlie Portfolio Securities.

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8.5	Transaction confirmations

Your broker is required to send duplicate broker confirmations (‘broker confirm’) to Risk and Compliance at the following email address promptly after the execution of a trade (where one is available by the entity executing the trade) in a Covered Security: risk.compliance@magellangroup.com.au.

If no available broker confirmation is provided promptly, this will constitute a violation.

New pre-clearance requests will not be approved until all outstanding broker confirms are provided to Risk and Compliance.

8.6	Transactions not subject to pre-clearance

Access Persons are not required to obtain pre-clearance approval to transact in the following:

•	spot FX trades;

•	crypto currencies;

•	Non-Covered Securities such as non-Magellan exchange traded funds;

•	securities purchased under a Share Purchase Plan (SPP) and any securities purchased pursuant to a Dividend Reinvestment Plan (DRP);

•	securities issued by an exercise of rights or bonus issue to the holders of a class of securities. This does not include the exercise of options in securities which require pre-clearance;

•	share dividends, share splits or other corporate actions on securities already held;

•	Discretionary Managed Accounts (subject to the conditions outlined in part 8.11);

•	compulsory acquisitions;

•	gifts to you of securities (although these need to be reported); and

•	transfers executed off-market where there is no change in beneficial owner. This includes off market transfers between reportable accounts.

Should you have questions regarding pre-clearance requirements, please contact a member of Risk and Compliance before you transact.

8.7	Prohibited or restricted transactions

Access Persons are prohibited from:

•	transacting in securities on any restricted list. Magellan’s restricted lists include:

-	Magellan’s Research Embargo List;

-	Magellan Global Equities and Global Infrastructure Portfolio Securities (Airlie Portfolio Securities are not prohibited for Access Persons other than the Airlie Investment Team);

•	transacting in derivatives on MFG and MFF Securities which operate to limit the market risk of your holding in MFG and MFF Securities. This also applies to Non-executive directors;

•	the short selling of securities including MFG and MFF Securities. This also applies to Non-executive directors; and

•	entering into transactions which amount to margin lending of MFG Securities without the prior written consent of the MFG Board. This also applies to Non-executive directors.

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8.8	Additional restrictions

Access Persons may only transact in securities on the Investment Committee Securities List if they are NOT Portfolio Securities i.e. the securities are not held by any Magellan portfolio at the time of pre-clearance.

Pre-clearance, if granted, is only valid for that business day.

8.9	Airlie portfolio securities

Airlie’s Investment Team and staff that work in the Airlie team are not permitted to transact in Airlie Portfolio Securities (except for the disposal of existing positions, which require the approval of the Head of Australian Equities and the CRO).

Other Access Persons may transact in Airlie Portfolio Securities subject to approval by Airlie’s Portfolio Manager/s and the Risk and Compliance Team. This is confirmed by Risk and Compliance at the time you enter a pre-clearance request in Orion. Pre-clearance, if granted, is only valid for that business day.

8.10	Margin loans over MFG securities

Margin lending of MFG Securities by Access Persons and Non-executive directors is prohibited except in exceptional circumstances that are acceptable to and have been approved by the MFG Board.

Where a margin loan has been approved by the MFG Board, the Access Person is required to make a quarterly certification to confirm that in the event of a margin call during a Blackout Period, sufficient available cash or other acceptable collateral is available to meet these margin calls so as to prevent the sale of MFG Securities.

8.11	Discretionary managed accounts

Access Persons are not required to report holdings information or obtain pre-clearance approval with respect to transactions in a Discretionary Managed Account as long as you provide sufficient evidence (in a form acceptable to the CRO or delegate) from the manager of those investments that you do not exercise direct or indirect influence or control over investment decisions.

On an annual basis, Access Persons will be required to make an additional certification regarding the Discretionary Management Account. Risk and Compliance may from time to time ask for copies of holdings statements for such accounts as part of the compliance monitoring program. Should the nature of your influence or control change over the account you are required to immediately notify Risk and Compliance, and disclosure obligations may need to be met.

Access Persons are not required to pre-clear Covered Securities traded in a Discretionary Managed Account (once the CRO (or delegate) has approved the account as exempt from reporting).

8.12	Trading in Managed Investment Schemes

The table below outlines the pre-clearance and reporting requirements for Transactions in managed investment schemes including the Magellan, Airlie and Vinva Funds. Please speak to a member of Risk and Compliance if you are unsure about your obligations.

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Definitions for each type of fund are included in Section 4, Definition of Key Terms.

	Magellan Global Equities and Global Listed Infrastructure Funds		Airlie Funds		Vinva Funds		Non-Magellan Funds (including ETFs)
	Pre-clearance	Reporting	Pre-clearance	Reporting	Pre-clearance	Reporting	Pre- clearance	Reporting
Magellan Investment Team	Yes	Yes	No	No	No	No	No
Airlie Investment Team	No	No	Yes	Yes	No	No
Directors & non-executive directors	Yes	Yes	Yes	Yes	Yes	Yes
All other Access Persons	No				No	No

8.13	Blackout Periods

Throughout the year there are blackout periods where Access Persons are prohibited from transacting in MFG and MFF Securities. Blackout periods operate as per Annexure C.

8.14	Minimum holding periods

MFG Securities

The minimum holding period for MFG Securities is three months. Access Persons and Non-executive directors must not engage in buying and selling (or selling and buying) MFG Securities within a three month period unless approved by the CRO (or delegate). The sale of MFG Securities immediately after they have been acquired through the conversion of a security (for example, the exercise of an option) would not be viewed as short-term trading.

Magellan, Airlie and Vinva Funds

For directors, Non-executive directors and Investment Team, a three month minimum holding period also applies to holdings in Magellan, Airlie and Vinva Funds.

MFF Securities

The minimum holding period for MFF Securities is three months. Access Persons must not engage in buying and selling (or selling and buying) within a three month period. The sale of MFF Securities immediately after they have been acquired through the conversion of a security (for example, the exercise of an option) would not breach the minimum holding period.

Other Covered Securities

The minimum holding period for all other Covered Securities is 30 calendar days.

9.	Reporting requirements

9.1	Quarterly transactions attestation

It is a regulatory requirement that no later than 30 calendar days after quarter end, Access Persons certify that the Securities Transactions made during the previous quarter are fully disclosed in Orion. Please note the 30 days is a requirement under U.S. regulations and Risk and Compliance are unable to give you an exemption from compliance or an extension of more than 30 days.

Access Persons will also be asked to report all Securities Transactions that did not require pre-clearance and update their holdings, report any accounts opened during the quarter, regardless of it holding Covered Securities, and provide final sign-off on your account information for the period. Access Persons must certify even if they had no Transactions or account openings during the quarter.

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9.2	Annual holdings attestation

Access Persons must certify annually in Orion that the Covered Securities account information you have reported is accurate and up to date. This includes a requirement to report the existence of all Covered Securities accounts, as well as all Covered Securities holdings in those accounts. The certification must be completed no later than 30 calendar days after quarter end to which the annual certification relates. If you are submitting a holdings report (such as a brokerage statement), such a report must be current as of a date no more than 45 calendar days prior to submission.

On an annual basis, the Risk and Compliance team will ask Access Persons to submit to Risk and Compliance brokerage statements for all broker and other investment accounts required to be reported that hold Covered Securities. Such broker statements must be current as of a date no more than 45 calendar days prior to submission. Risk and Compliance will review broker statements against the accounts and Covered Securities reported in Orion by Access Persons selected.

10.	Confidentiality

Access Persons are required to:

•	maintain the confidentiality of all non-public information acquired in the course of performing your duties at Magellan; and

•	not make improper use of, or improperly disclose, such confidential information to third parties, except as otherwise approved by the Board of directors of Magellan or required by law or the listing rules of an applicable stock exchange.

These obligations of confidentiality continue after you leave the office or employment at Magellan as required under your employment contract.

11.	Policy Compliance

The Risk and Compliance team perform ongoing monitoring of compliance with this Policy. Violations of this policy are treated seriously) and may result in disciplinary action including but not limited to a verbal or written warning, fines, and disgorgement of profits, personal trading bans, suspension or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate. Refer to the Consequences Framework in Appendix D. Violations are reported to the CRO, CEO and MFG Board and may require reporting to external parties including clients, regulators and the boards of offshore funds.

12.	Exemptions to this policy

Any exemptions to this Policy must be pre-approved by Magellan’s CRO (or delegate) who may consult with the CEO.

13.	Form ADV disclosure

A description of this Personal Trading Policy is required to be made in Magellan’s Form ADV Part II disclosure together with a statement that a copy of this Policy may be provided to any client or prospective client on request.

14.	Periodic review

This Policy will be periodically reviewed by the CRO (or delegate) and following a material change to business activity or if a regulatory change occurs.

Material changes to this Policy need approval by the CRO and the MFG Board.

15.	Record keeping

Risk and Compliance will maintain the following records in a readily accessible place:

•	a copy of each Policy that has been in effect at any time during the past 5 years.

•	a record of any violation of this Policy and any action taken as a result of such violation for 5 years from the end of the fiscal year in which the violation occurred.

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•	a record of all written acknowledgements of receipt of the Code of Ethics and Personal Trading Policy and amendments for each person who is currently, or within the past 5 years was, an Access Person. These records will be maintained for 5 years after the individual ceases to be an Access Person.

•	holdings and transaction reports made pursuant to this Policy, including any brokerage confirmations and account statements made in lieu of these reports.

•	a list of names of persons who currently, or within the last 5 years were Access Persons.

•	a record of any decision and supporting reasons for approving the acquisition of Covered Securities by Access Persons in limited offerings for at least 5 years after the end of the fiscal year in which the approval was granted.

•	a record of any decision and supporting reasons for approving any waivers from or exemptions to this Policy for at least 5 years after the end of the fiscal year in which the approval was granted.

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Annexure A – Covered securities guidance table

Securities	Is pre-clearance required?	Is reporting in Orion required?
Listed/Unlisted shares (inc. MFG and MFF)	Yes	Yes
Listed Investment Companies (LICs) & Listed Investment Trusts (LITs)	Yes	Yes
Magellan Funds and Airlie Funds	For Investment Team and all directors only – see section 8.12	For Investment Team and all directors only – see section 8.12
Vinva Funds	For all directors only – see section 8.12	For all directors only – see section 8.12
Derivatives (including options and futures)	Yes	Yes
Forward Foreign Exchange (FX)	Yes	Yes
IPOs / Private Placements	Yes	Yes
Units in non-Magellan managed investment schemes	No	No
Exchange Traded Funds (non-Magellan)	No	No
Spot FX	No	No
Government Bonds (Australian & US only)	No	No
Bank certificates of deposit or cash	No	No
Corporate actions i.e. DRPs, rights issues	No	Yes
Gifted securities	No	Yes
Transfers (no changes in beneficial owner)	No	Yes

Personal Trading Policy

Annexure B – Manual pre-clearance approval request form

Personal Trading Policy

Manual Pre-clearance Approval Request

Employee Name:

Registered Name of Security Holder:

Broker Account Name:

Is this a new Account?

Details of the proposed Transaction

Name and type of Covered Securities
Nature of Transaction (e.g. buy, sell, exercise of options)
Approximate number or value of Covered Securities intended to be transacted

Certification:

By submitting this Pre-clearance Approval Request I confirm that I have read and understood the terms of the Personal Trading Policy and certify that:

•	I am not in possession of any Inside Information in respect of the proposed Transaction in the above Covered Securities;

•	I will not transact in the above Covered Securities in the event I become aware of Inside Information after submitting this Form;

•	I will notify the Chief Risk Officer (or delegate) immediately after becoming aware of such Inside Information; and

•	upon execution of the proposed Transaction, I will provide the Chief Risk Officer (or delegate) with a copy of the broker confirmation or such similar document evidencing the Transaction promptly.

I understand that should I receive written consent from the Chief Risk Officer (or delegate) to transact in the above Covered Securities that I am free to deal in the Covered Securities during the relevant Consent Window. In the event the proposed Transaction has not taken place within the relevant Consent Window, I understand that I am required to submit a new Pre-clearance Approval Request should I still wish to proceed with the proposed Transaction.

Dated:

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Personal Trading Policy

Annexure C – Blackout periods: MFG and MFF

Throughout the year, certain blackout periods operate during which time you must not Transact in MFG Securities and MFF Securities. Blackout periods operate during:

•	in relation to MFG, the period commencing the first Trading Day after the end of a financial reporting period and concluding on the first Trading Day after the release of its half-year or full-year results announcements (as the case may be);

•	in relation to MFF, the period commencing the first Trading Day after the end of a financial reporting period and concluding on the first Trading Day after the release of its half-year or full-year results announcements (as the case may be); and

•	any other period determined by the Boards of MFG or MFF, or Risk and Compliance.

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Personal Trading Policy

Annexure D – Personal trading policy – Breach consequences framework

The ability to trade on personal account is a privilege afforded to our staff with the rules for trading set out in this Policy. The Policy is an important part of Magellan’s Conflicts Management Framework to ensure that the interests of our clients and shareholders are protected at all times. Breaches of the Policy are taken very seriously and have consequences as set out in this framework.

Breach types

Type A	Type B
Not pre-clearing trade prior to trading or trading outside of the pre-clearance window	Inaccurate certifications on Orion
Selling (or buying) a security within the minimum holding period	Incomplete or late loading of confirmations and statements onto Orion
Not declaring a covered account
All other breach types

Personal Trading Policy

Consequences

Nature of breach	Consequences
	Email from CRO copy Manager and ExCo member	Email from CRO copy Manager and ExCo member + CEO	Profit disgorgement (if applicable)	Record on file for year-end remuneration discussion	3 months trading ban	Permanent trading ban
1st Type A breach		✓	✓
2nd Type A breach		✓	✓	✓
3rd Type A breach		✓	✓	✓	✓
Further breaches		✓	✓	✓		✓
1st Type B breach	✓
2nd Type B breach		✓		✓
3rd Type B breach		✓		✓	✓
Further breaches		✓		✓		✓